As filed with the Securities and Exchange Commission on May 17, 2005.	File No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EMAGEON INC.

(Exact Name of Issuer as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	63-1240138 (I.R.S. Employer Identification Number)

1200 Corporate Drive, Suite 200
Birmingham, Alabama 35242
(Address and Zip Code of Principal Executive Offices)

EMAGEON INC. 2005 EQUITY INCENTIVE PLAN
EMAGEON INC. 2005 NON-EMPLOYEE DIRECTOR STOCK INCENTIVE PLAN
EMAGEON, INC. 2000 EQUITY COMPENSATION PLAN
IMAGEON SOLUTIONS, INC. 2000 EQUITY INCENTIVE PLAN
ULTRAVISUAL MEDICAL SYSTEMS CORPORATION 2000 STOCK OPTION PLAN
(Full Title of the Plan)

Craig A. Parker
Emageon Inc.
1200 Corporate Drive, Suite 200
Birmingham, Alabama 35242
(205) 980-9222
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

			Proposed Maximum		Proposed Maximum
Title of Securities	Amount to be		Offering Price Per		Aggregate Offering		Amount of
to be Registered	Registered		Share		Price		Registration Fee
Common Stock, $0.001 par value per share	8,683,095	(1)	$2.53 - $15.48	(2)	$109,409,450	(2)	$12,878

(1) Amount to be registered consists of 5,873,111 shares issuable under the Emageon Inc. 2005 Equity Incentive Plan (representing the maximum number of shares that may be reserved for issuance under such plan over its 10-year term, pursuant to four years of annual increases in the number of shares reserved for issuance under such plan - the number of shares reserved for issuance is initially 3,250,000 and will automatically increase on an annual basis by the lesser of (a) 650,000 or (b) the number of shares subject to awards granted in the prior calendar year and 23,111 shares subject to options surrendered by optionholders under the Emageon, Inc. 2000 Equity Compensation Plan which are issuable under the 2005 Equity Incentive Plan); 500,000 shares issuable under the Emageon Inc. 2005 Non-Employee Director Stock Incentive Plan; 2,157,869 shares issuable under the Emageon, Inc. 2000 Equity Compensation Plan; 133,328 shares issuable under the Imageon Solutions, Inc. 2000 Equity Incentive Plan; and 18,787 shares issuable under the Ultravisual Medical Systems Corporation 2000 Stock Option Plan. If and to the extent that any currently outstanding options granted under the Emageon, Inc. 2000 Equity Compensation Plan or the Imageon Solutions, Inc. 2000 Equity Incentive Plan are terminated, forfeited or lapse prior to exercise, the shares underlying such options shall become issuable under the Emageon Inc. 2005 Equity Incentive Plan and the maximum number of shares issuable under the Emageon Inc. 2005 Equity Incentive Plan shall be increased by the number of such shares. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers any additional number of shares as may be available under the Plans in the event of a stock dividend, stock split, recapitalization or other similar change to the Common Stock.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h). The price per share and aggregate offering price are calculated based on the basis of (a) $4.79, the weighted average exercise price of the 2,157,869 shares subject to outstanding grants under the Emageon, Inc. 2000 Equity Compensation Plan, (b) $2.53, the weighted average exercise price of the 133,328 shares subject to outstanding grants under the Imageon Solutions, Inc. 2000 Equity Incentive Plan, (c) $4.70, the weighted average exercise price of the 18,787 shares subject to outstanding grants under the Ultravisual Medical Systems Corporation 2000 Stock Option Plan, (d) $14.90, the weighted average exercise price of the 14,000 shares subject to outstanding grants under the Emageon Inc. 2005 Non-Employee Director Stock Incentive Plan, and (e) $15.48, the average of the high and low prices of the Company’s shares as reported on the Nasdaq National Market on May 12, 2005, a date within 5 business days prior to the filing of this registration statement, for the 6,359,111 shares issuable under the Emageon Inc. 2005 Equity Incentive Plan and the Emageon Inc. 2005 Non-Employee Director Stock Incentive Plan which are not subject to outstanding options.

PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The documents containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents filed by Emageon Inc. (the “Registrant”) are incorporated by reference into this Registration Statement and are deemed to be a part hereof from the date of the filing of such documents:

(a)	The Company’s Form 10-K Annual Report, filed with the SEC on March 31, 2005;

(b)	The Company’s Form 10-Q Quarterly Report, filed with the SEC on May 16, 2005;

(c)	The Company’s Form 8-K Current Report, filed with the SEC on February 15, 2005; and

(d)	The description of common stock of the Company to be registered contained in the Registration Statement filed with the Commission on the Registrant’s Form 8-A under the Exchange Act of 1934, as amended (the “Exchange Act”), on February 7, 2005.

     All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which registers all such securities then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

     Any statement contained in this Registration Statement, in a supplement to this Registration Statement or in documents incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any document that is subsequently incorporated by reference herein modifies such statement. Any statement so modified or superseded shall not be deemed, except as to be modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

     Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

     Certain legal matters with respect to the validity of the obligations being registered hereby will be passed on for the Registrant by Kilpatrick Stockton LLP.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Registrant’s amended and restated certificate of incorporation includes a provision eliminating the personal liability of a director to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, which relates to unlawful payment of dividends and unlawful stock purchases and redemptions or (iv) for any transaction from which the director derived an improper personal benefit. In addition, as permitted by Section 145 of the Delaware General Corporation Law, the Registrant’s amended and restated certificate of incorporation provides that the Registrant shall indemnify any director or officer of the company who was, is or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director or officer of the Registrant to the fullest extent permitted by the Delaware General Corporation Law.

     The Registrant has entered into agreements with its directors and executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements, and other amounts that any such person becomes legally obligated to pay (including with respect to a derivative action) in connection with any proceeding, whether actual or threatened, to which such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its affiliates. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. At present, no litigation or proceeding is pending that involves a director or officer of the company regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

     The Registrant maintains a directors’ and officers’ insurance and company reimbursement policy. The policy insures directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses the Registrant for those losses for which the Registrant has lawfully indemnified the directors and officers. The policy contains various exclusions, none of which apply to this offering. One of the Registrant’s directors is also insured against certain losses or liabilities that he may incur in his capacity as a director under an insurance policy maintained by a third party.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

     Not applicable.

ITEM 8. EXHIBITS

     The exhibits included as part of this Registration Statement are as follows:

Exhibit No.	Description
4.1	Imageon Solutions, Inc. 2000 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Form S-1 Registration Statement, Registration No. 333-120621, filed on November 19, 2004)

4.2	Emageon, Inc. 2000 Equity Compensation Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Form S-1 Registration Statement, Registration No. 333-120621, filed on November 19, 2004)

4.3	Ultravisual Medical Systems Corporation 2000 Stock Option Plan

4.4	Emageon Inc. 2005 Equity Incentive Plan (incorporated by reference to Exhibit 10.3 to the Registrant’s Form S-1/A Registration Statement, Registration No. 333-120621, filed on February 4, 2004)

4.5	Emageon Inc. 2005 Non-Employee Director Stock Incentive Plan (incorporated by reference to Exhibit 10.4 to the Registrant’s Form S-1/A Registration Statement, Registration No. 333-120621, filed on February 4, 2004)

5.1	Opinion of Kilpatrick Stockton LLP

23.1	Consent of Ernst & Young LLP

23.2	Consent of Kilpatrick Stockton LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on Signature Page of this Registration Statement)

ITEM 9. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act, and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on May 17, 2005.

EMAGEON INC.
By:	/s/ Charles A. Jett, Jr.
Charles A. Jett, Jr.
Chief Executive Officer

     Each person whose signature appears below and whose name is marked with an asterisk (*) hereby constitutes and appoints Charles A. Jett, Jr. and W. Randall Pittman, and either of them, his/her true and lawful attorneys-in-fact with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to cause the same to be filed, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing whatsoever requisite and desirable to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact and agents, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities indicated, on May 17, 2005.

Signature	Title
/s/ Charles A. Jett, Jr.	Chairman of the Board and Chief Executive Officer

Charles A. Jett, Jr.	(principal executive officer)

/s/ W. Randall Pittman	Chief Financial Officer and Treasurer

W. Randall Pittman	(principal accounting and financial officer)

/s/ Arthur P. Beattie	Director

Arthur P. Beattie*

/s/ Roddy J.H. Clark	Director

Roddy J.H. Clark*

/s/ Fred C. Goad, Jr.	Director

Fred C. Goad, Jr.*

/s/ Chris H. Horgen	Director

Chris H. Horgen*

/s/ Mylle H. Mangum	Director

Mylle H. Mangum*

/s/ John W. Thompson	Director

John W. Thompson*

/s/ Hugh W. Williamson, III	Director

Hugh W. Williamson, III*

EXHIBIT INDEX

TO
REGISTRATION STATEMENT ON FORM S-8

Exhibit No.	Description
4.1	Imageon Solutions, Inc. 2000 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Form S-1 Registration Statement, Registration No. 333-120621, filed on November 19, 2004)

4.2	Emageon, Inc. 2000 Equity Compensation Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Form S-1 Registration Statement, Registration No. 333-120621, filed on November 19, 2004)

4.3	Ultravisual Medical Systems Corporation 2000 Stock Option Plan

4.4	Emageon Inc. 2005 Equity Incentive Plan (incorporated by reference to Exhibit 10.3 to the Registrant’s Form S-1/A Registration Statement, Registration No. 333-120621, filed on February 4, 2004)

4.5	Emageon Inc. 2005 Non-Employee Director Stock Incentive Plan (incorporated by reference to Exhibit 10.4 to the Registrant’s Form S-1/A Registration Statement, Registration No. 333-120621, filed on February 4, 2004)

5.1	Opinion of Kilpatrick Stockton LLP

23.1	Consent of Ernst & Young LLP

23.2	Consent of Kilpatrick Stockton LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on Signature Page of this Registration Statement)